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EXHIBIT 23.1





                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Provident Bankshares Company:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated statements of condition of Provident Bankshares Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended, incorporated herein by reference, which report appears in the December 31, 2003 annual report on Form 10-K of Provident Bankshares Corporation. Our report refers to the adoption of the provisions of Statement of Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective January 1, 2002.


                                                    /s/KPMG LLP


Baltimore, Maryland
April 29, 2004